Exhibit 99.1

Odyssey Health Welcomes United States Vice Admiral (r) Timothy Szymanski to Military Advisory Board

Irvine, CA, April 20, 2022 (GLOBE NEWSWIRE) Odyssey Health, Inc., formerly known as Odyssey Group International, Inc. (OTC:ODYY) (the “Company” or “Odyssey”), a company focused on developing a proprietary drug compound to treat concussion, is honored to welcome Vice Admiral (r) Timothy Szymanski to the Company’s prestigious Military Advisory Board. Odyssey’s drug candidate, PRV-002 is currently in a phase 1 clinical trial.

“Too many service members and veterans are suffering from post-concussive events, while their families are suffering as they watch and provide care. There remains an urgent need for a concussion treatment at the point of injury that immediately treats the initial injury, speeds recovery, and potentially diminishes its long-term effects. We are obligated to pursue treatments that improve a service member’s, and their families’, well-being through their service commitment and beyond.”

Vice Admiral (r) Szymanski has led and served in many Navy and Joint Special Operations assignments as a Navy Special Warfare Officer (SEAL) for over 36 years. He most recently served as the Deputy Commander for United States Special Operations Command (USSOCOM) after serving as the Commander of Naval Special Warfare (NSW). In both roles he was responsible for the manning, equipping, and training, and employment of Navy SEAL and joint special operations forces, of 11,000 and 73,000 uniformed and civilian personnel, respectively.

He has commanded a SEAL Team, Special Boat Team, a Squadron at a Special Mission Unit, and a Special Operations Joint Task Force. His recent assignments as a flag officer were Deputy Commander USSOCOM, Commander Naval Special Warfare Command, Assistant Commanding General Joint Special Operations Command and Deputy Commander of NATO Special Operations Component Command – Afghanistan. Szymanski attended the U.S. Naval Academy Preparatory School and graduated from the United States Naval Academy in 1985.

Keenly aware of the detrimental effects of invisible wounds on Force and Family Readiness, he established policy to cognitively baseline the entire Special Operations community as well as created initiatives to prevent, protect, recover, and enhance cognitive performance and brain health.

Studies estimate that up to 3.8 million people in the United States experience a concussion each year. It is also estimated that from 30 to 50 percent of concussions are unreported and untreated.

About Odyssey Health, Inc.

Odyssey Health, Inc., formerly known as Odyssey Group International, Inc. (OTC:ODYY) is focused on developing products in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful solutions to unmet medical needs. The Company is focused on technologies that have an identified technological advantage, provide superior clinical utility and have a substantial market opportunity.

We encourage our shareholders to visit: http://www.odysseygi.com or Twitter: @OdysseyGroupIn1.

About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow. PRV-002 is currently in a Phase 1 clinical trial.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the phase 1 trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.